Exhibit 99.1

NEWS RELEASE

RAMBUS APPOINTS DAVID SHRIGLEY TO ITS BOARD OF DIRECTORS

LOS ALTOS, Calif. – October 13, 2006 – Rambus Inc. (NASDAQ: RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, today announced the appointment of Mr. David Shrigley as an independent director to its board of directors. Mr. Shrigley was also appointed to the compensation committee of the Rambus board.

“Dave brings exceptional sales and marketing expertise to the Rambus board and we are delighted to have the benefit of his insight,” said Kevin Kennedy, chairman of the Rambus board of directors. “Dave’s accomplishments include helping Intel emerge as a leading semiconductor company as well as being a key leader in Bay Networks’ rise in the networking space. We look forward to his input as execute on our strategy of bringing world-class technology solutions to the marketplace.”

Mr. Shrigley served as a general partner at Sevin Rosen Funds, a prestigious venture capital firm, from 1999 to 2005. Prior to that, Mr. Shrigley held the position of executive vice president, Marketing, Sales and Service at Bay Networks. Mr. Shrigley served in various executive positions during his 18 years at Intel, including Vice President and General Manager of Asia Pacific Sales and Marketing Operations based in Hong Kong, and Vice President and General Manager, Corporate Marketing.

Mr. Shrigley holds a bachelor’s degree from Franklin University in Columbus, OH. He also serves on the board of SPI Lasers PLC.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.

Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com